FORM 8-A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT
 TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

PEAPACK-GLADSTONE FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

New Jersey	22-3537895
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

158 Route 206, Peapack-Gladstone, New Jersey	07934
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered

Common Stock, no par value	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box  [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box  [  ]

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

The authorized capital stock of Peapack-Gladstone Financial Corporation, (“Peapack”) presently consists of 20,000,000 shares of common stock, no par value (“Peapack Common Stock”).  As of August 1, 2008, 8,286,586 shares of Peapack Common Stock were issued and outstanding and 607,075 shares of Peapack Common Stock were issuable upon the exercise of stock options.  Effective August 19, 2008, the Common Stock of Peapack will be registered on the The NASDAQ Stock Market LLC (the “NASDAQ”) and will be deregistered from the American Stock Exchange.

Dividend Rights

The holders of Peapack Common Stock are entitled to receive dividends, when, as and if declared by the Board of Directors of Peapack out of funds legally available.  The only statutory limitation is that such dividends may not be paid when Peapack is insolvent.  Because funds for the payment of dividends by Peapack come primarily from the earnings of Peapack’s bank subsidiaries, as a practical matter, restrictions on the ability of those bank subsidiaries to pay dividends act as restrictions on the amount of funds available for the payment of dividends by Peapack.

Peapack is also subject to certain Federal Reserve Board (“FRB”) policies which may, in certain circumstances, limit its ability to pay dividends.  The FRB policies require, among other things, that a bank holding company maintain a minimum capital base.  The FRB would most likely seek to prohibit any dividend payment which would reduce a holding company’s capital below such minimum amount.

Voting Rights

At meetings of shareholders, holders of Peapack Common Stock are entitled to one vote per share.  The quorum for shareholders’ meetings is a majority of the outstanding shares entitled to vote represented in person or by proxy.  Except as indicated below, all actions and authorizations to be taken or given by shareholders require the approval of a majority of the votes cast by holders of Peapack Common Stock at a meeting at which a quorum is present.

If any corporation, banking institution, person or entity ("Entity") is either (a) the beneficial owner, directly or indirectly, of more than 5% of the outstanding shares of any class of stock of the corporation entitled to vote in the election of directors or the assignee of, or otherwise the successor to, any shares of such stock of the corporation from a corporation, banking institution, person or entity which within the two-year period immediately prior to such record date was a more than 5% beneficial owner (where any such assignment or succession occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of that term under the Securities Act of 1933, as amended); or (b) is an affiliate (as defined in the Securities and Exchange Act of 1934) of the corporation and at any time within the two-year period immediately prior to such record date was the beneficial owner, directly or indirectly, of more than 5% of the outstanding shares of any class of stock of the corporation entitled to vote in the election of directors and engages in any of the following transactions, the transaction is subject to approval by the affirmative vote of 80% of the shareholders entitled to vote in the election of directors.  These transactions include: (i) any merger or consolidation of the corporation with or into any other corporation, banking institution, person or entity; or (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or series of transactions) of assets or of the deposit liabilities of the corporation which, in the case of either assets or of deposit liabilities, total 10% or more of the value of the assets or of the deposit liabilities of the corporation on a consolidated basis to any other corporation, banking  institution, person or entity; or (iii) any sale, lease, exchange, mortgage pledge, transfer or other disposition (in one transaction or a series of transactions) to the corporation of any assets of any other corporation, banking institution, person or entity in exchange for voting securities (or securities convertible into or exchangeable for voting securities or any options, warrants or rights to purchase any of the same) of the bank constituting after giving effect to any conversion, exchange or right) 5% or more of the outstanding voting securities of the corporation; or (iv) any reclassification of securities, or recapitalization of the corporation proposed by, on behalf of or pursuant to any arrangement with any other corporation, banking institution,  person or entity which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding securities of the corporation of which that other corporation, banking institution, person or entity is the beneficial owner; or (v) the issuance (in one transaction or a series of transactions) to any other corporation, banking institution, person or entity, of voting securities (or securities convertible into or exchangeable for voting securities or any options, warrants or rights to purchase any of the same) of the  corporation constituting (after giving effect to any conversion, exchange or right) 5% or more of the  outstanding voting securities of the corporation; or (vi) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by, on behalf of or pursuant to any arrangement with any other corporation, banking institution, person or entity;
In any of these transactions, the affirmative vote of 80% of the shareholders entitled to vote in the  election of directors is not required if (i) at least two-thirds of the Board of Directors approved the transaction prior to the time that the Entity or affiliate became the beneficial owner of more than 5% of the outstanding shares of any class of stock entitled to vote in the election of directors; (ii) the transaction is a merger, consolidation, or disposition to any other banking institution or corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in elections of directors is owned of record or  beneficially by the corporation and its subsidiaries (if any) and so long as, if the corporation is not the surviving banking institution, each beneficial owner of shares of stock of the corporation receives the same type of consideration in such transaction and the provisions of this rule are continued in effect or adopted by such surviving banking institution as part of its certificate of incorporation; or (iii) the transaction is required or ordered by any Federal or state regulatory agency; provided the Board of Directors referred to in (i) of this  paragraph passing upon such transaction shall be comprised of a majority of continuing directors, i.e.,  members of such Board who were elected by the stockholders of the corporation prior to that time, that any such stockholder became the beneficial owner, directly or indirectly, of more than 5% of any class of the stock of the corporation, entitled to vote in elections of directors, or who were appointed to succeed a continuing director by a majority of continuing directors.

The Board of Directors is elected by the shareholders each year and the directors serve until their respective successors are duly elected and qualified.  The number of directors is not less than five and not more than 25. The exact number of directors shall be determined by the Board of Directors.

Shareholders may remove any director from office for cause or without cause by the affirmative vote of the majority of the votes cast by holders of shares entitled to vote for the election of directors.

Liquidation Rights

In the event of a liquidation, holders of Peapack Common Stock are entitled to receive ratably any assets distributed to shareholders.

Assessment and Redemption

All outstanding shares of Peapack Common Stock are fully paid and nonassessable.  Peapack Common Stock is not redeemable at the option of the issuer of the holders thereof.

Preemptive and Conversion Rights

Holders of Peapack Common Stock do not have conversion rights or preemptive rights with respect to any securities of Peapack.

The preceding description is a summary only and is qualified by reference to Peapack’s Restated Certificate of Incorporation set forth in Exhibit 1 and Peapack’s Amended By-Laws set forth in Exhibit 2.

Item 2.	Exhibits

1	Restated Certificate of Incorporation as in effect on the date of this filing are incorporated herein by reference to the Registrant’s Current Report on Form 10-Q filed on May 8, 2008.

2	Amended By-Laws of the Registrant as in effect on the date of this filing are incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on April 27, 2007.

3	Specimen Stock Certificate of the Registrant.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

Dated: August 18, 2008	By:	/s/ Arthur F. Birmingham
	Name:	Arthur F. Birmingham
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1	Restated Certificate of Incorporation as in effect on the date of this filing are incorporated herein by reference to the Registrant’s Current Report on Form 10-Q filed on May 8, 2008.

2	Amended By-Laws of the Registrant as in effect on the date of this filing are incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on April 27, 2007.

3	Specimen Stock Certificate of the Registrant.